UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

Of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):January 8, 2009

INTERSECTIONS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-50580	54-1956515
(Commission File Number)	(IRS Employer Identification No.)

14901 Bogle Drive

Chantilly, Virginia 20151

(Address of Principal Executive Offices) (Zip Code)

(703) 488-6100

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e). Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 8, 2009, the Board of Directors of the Company, based on the recommendation of the Compensation Committee, approved a variety of actions relating to the compensation of certain officers.

2008 Year-End Bonus Awards

The Board of Directors approved discretionary cash bonus awards for its principal executive officer, principal financial officer and the other named executive officers for fiscal year 2008 based on personal performance and retention needs which are important to the Company’s execution of its business plans for 2009. The bonus awards were in the following amounts:

Name	Bonus Amount
Michael Stanfield Chairman and CEO	$160,000

Neal Dittersdorf Chief Legal Officer	$80,000

John Scanlon Executive Vice President	$80,000

George Tsantes Executive Vice President	$70,000

Madalyn Behneman Principal Financial Officer	$15,000

2009 Compensation

2009 Senior Management Compensation Plan

The Board of Directors approved the 2009 senior management compensation plan for the Company’s executive officers and other key employees. The Compensation Committee will administer the plan and retain full discretion to set the terms and conditions of, as well as modify, awards to any participant under the plan.

The 2009 management plan is designed to provide for a combination of cash compensation and grants of both restricted stock units (RSUs) and stock options. Under the plan, each participant is awarded a “Value Pool Amount” from which an allocation will be made among the three forms of compensation: cash, RSUs and stock options. The Value Pool Amount will be determined annually by the Compensation Committee based on: the base pool available from the prior year, the Company’s performance relative to plan (based on achievement of financial objectives and strategic goals), the participant’s performance relative to the goals established for him or her by the Company, the participant’s overall performance as a senior manager of the Company, and such other factors as the Compensation Committee determines.

The following table sets forth the general range of allocation among cash, RSUs and stock options under the Plan for the three levels of senior management:

	CEO	Executive VP	Senior VP

Cash Compensation as a % of Value Pool Amount	No greater than 40%	No greater than 50%	No greater than 60%

RSU Value as a % of Value Pool Amount (“RSU Percentage”)	Between 20% and 40%	Between 15% and 30%	Between 10% and 20%

Stock Option Value	Remaining Balance	Remaining Balance	Remaining Balance

The cash compensation under the plan consists of two components: (i) base salary and (ii) an incremental payment of the remaining cash compensation in the participant’s Value Pool Amount, with the Compensation Committee making an allocation between the two components on an annual basis. The incremental payment is not intended to increase any participant’s base salary.

The RSUs and stock options granted under the plan are expected to vest generally in four equal annual installments beginning on the first anniversary of the date of grant, subject to the discretion of the Compensation Committee at the time of grant. For the portion allocated to RSUs, the participants will receive a number of RSUs equal to (a)(i) the RSU Percentage multiplied by (ii) the Value Pool Amount, divided by (b) a discount factor to the market price of the common stock to be determined by the Compensation Committee at the time of the grant. For the portion allocated to stock options, the participants will receive a number of options based on the Black-Scholes value of the stock options on the date of grant.

2009 Awards Under the Plan

The Board of Directors and the Compensation Committee approved awards under the 2009 Senior Management Compensation Plan. The Compensation Committee established the initial Value Pool Amount for 2009 for each of the officers named below and exercised its discretion to set the allocation among cash compensation, RSUs and stock options for the officers. The following table sets forth the awards made under the plan to the Company’s principal executive officer, principal financial officer and the other named executive officers:

Name	2009 Value Pool Amount	Cash Compensation(1)	RSU Value	Option Value

Michael Stanfield	$2,360,000	$880,000	$960,000	$520,000

Neal Dittersdorf	$1,048,000	$500,000	$324,000	$224,000

John Scanlon	$1,048,000	$500,000	$324,000	$224,000

George Tsantes	$972,000	$465,000	$300,000	$207,000

Madalyn Behneman	$424,995	$252,000	$86,497.50	$86,497.50

__________________

(1) The cash compensation will be paid in equal periodic installments over the year, and the Compensation Committee determined that there will be no increases in base salary in 2009 for any of the above officers.

The Compensation Committee did not grant any RSUs or stock options at this time. It is expected that the RSUs and stock options will be granted by the Compensation Committee at a later date to be determined in its discretion.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 13, 2009

INTERSECTIONS INC.

By:	/s/ Madalyn Behneman
Name: Madalyn Behneman
Title: Principal Financial Officer